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                                                                 EXHIBIT 23.2


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-26641, Form S-8 No. 33-34745, Form S-8 No. 33-76780, Form S-8
No. 333-00075, Form S-8 No. 333-07091, and Form S-3 No. 333-36833) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc, the IMCO Recycling Inc. Amended and Restated Stock Option Plan, the IMCO Recycling Inc. 1992 Stock Option Plan, the IMCO Recycling Inc. Annual Incentive Program, and the registration of shares of common stock, respectively, of our report dated December 5, 1997, with respect to the financial statements of Alchem Aluminum, Inc. for the year ended October 31, 1997 included in the Current Report (Form 8-K).



                                        Ernst & Young LLP

Dallas, Texas
January 9, 1998